EXHIBIT 10.19

                              AMENDED AND RESTATED
                          EXCESS GAS PURCHASE CONTRACT

                                     BETWEEN

                       OEDC EXPLORATION & PRODUCTION L.P.

                                    AS SELLER

                                       AND

                      ENRON CAPITAL & TRADE RESOURCES CORP.

                                    AS BUYER

                                TABLE OF CONTENTS

                                                                            Page
1.      DEFINITIONS............................................................1
        1.1    Definitions.....................................................1

2.      COMMITMENTS AND RESERVATIONS...........................................5
        2.1    Commitment......................................................5
        2.2    Increase in Base Quantity.......................................5
        2.3    Additional Commitment Option....................................5
        2.4    Seller's Reservations...........................................6

3.      QUANTITY OF GAS........................................................7
        3.1    Excess Gas Quantity.............................................7
        3.2    Quantity........................................................8
        3.3    Released Gas....................................................8
        3.4    Constant Rate...................................................8
        3.5    Operational Tolerance...........................................8

4.      DELIVERY POINT AND LIABILITY...........................................9
        4.1    Delivery Point..................................................9
        4.2    Title Transfer..................................................9
        4.3    Liability.......................................................9

5.      PRESSURE, NOMINATIONS AND DISPATCHING..................................9
        5.1    Pressure........................................................9
        5.2    Notification....................................................9
        5.3    Nomination Procedures..........................................10
        5.4    Change in Nominated Quantities.................................10

6.      MEASUREMENT AND QUALITY...............................................11
        6.1    Measurement....................................................11
        6.2    Measurement Adjustments........................................11
        6.3    Quality and Measurement Specifications.........................12
        6.4    Btu Content....................................................12

7.      PRICE.................................................................12
        7.1    Contract Price.................................................12

        7.2    Optional Quantity..............................................16
        7.3    Mid-Month Incremental Quantity.................................16
        7.4    Dry Basis......................................................17
        7.5    Third Party Costs..............................................17
        7.6    Failure to Deliver or Take.....................................17

8.      BILLING AND PAYMENT...................................................18
        8.1    Payment Date...................................................18
        8.2    Late Payment...................................................18
        8.3    Adjustments....................................................19

9.      PENALTIES.............................................................19
        9.1    Transportation Penalties.......................................19
        9.2    Notification...................................................19

10.     FORCE MAJEURE.........................................................19
        10.1   Force Majeure..................................................19

11.     TERM..................................................................20
        11.1   Term...........................................................20
        11.2   Adjustments Upon Termination...................................20

12.     WARRANTY OF TITLE.....................................................21
        12.1   Warranty.......................................................21

13.     REGULATORY BODIES.....................................................21
        13.1   Regulations....................................................21
        13.2   Regulatory Filings.............................................21

14.     ADDRESSES.............................................................21
        14.1   Seller's Address...............................................21
        14.2   Buyer's Address................................................22
        14.3   Notices In Writing.............................................22

15.     MISCELLANEOUS.........................................................22
        15.1   Costs of Litigation............................................22
        15.2   Confidentiality................................................22
        15.3   No Waiver......................................................23
        15.4   Binding Effect.................................................23
        15.5   Counterpart Execution..........................................23

        15.6   Entire Agreement...............................................23
        15.7   Severability...................................................23
        15.8   Governing Law..................................................24
        15.9   Recordation of Agreement.......................................24
        15.10  Capacity Utilization...........................................24
        15.11  Limitation of Remedies, Liability and Damages..................25
        15.12  Sellers' Representative and Agent..............................25

                              AMENDED AND RESTATED
                          EXCESS GAS PURCHASE CONTRACT


        This Amended and Restated Excess Gas Purchase Contract (this "Contract") is made and entered into as of the 7th day of June 1995, but effective as of December 1, 1994, by and between OEDC EXPLORATION & PRODUCTION L.P., a Texas limited partnership, and SOUTH DAUPHIN PARTNERS LTD. a Texas limited partnership, hereinafter collectively referred to as "Seller", and ENRON CAPITAL & TRADE RESOURCES CORP., a Delaware corporation, hereinafter referred to as "Buyer".

        WHEREAS, Seller has a supply of natural gas available for sale to be produced from certain oil and gas leases more particularly described below and may acquire additional supplies of gas in an area to be herein identified; and

        WHEREAS, Buyer desires to purchase such gas from Seller and Seller desires to sell said gas to Buyer, and

        WHEREAS, Enron Gas Marketing, Inc. and South Dauphin Partners Ltd. have entered into an Excess Gas Purchase Contract dated May 18, 1993, as amended August 10, 1993, October 1, 1993, and December 21, 1993, and amended and restated June 21, 1994; and

        WHEREAS, effective December 31, 1994, Enron Gas Marketing, Inc. has merged into Enron Capital & Trade Resources Corp.; and

        WHEREAS, OEDC Exploration & Production L.P. desires to become a party Seller to this Amended and Restated Excess Gas Purchase Contract;

        NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties do hereby covenant and agree as follows:

                                       1.
                                   DEFINITIONS

        1.1 DEFINITIONS. The following terms, as used in this Contract, shall have the meanings set forth below:

        "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by or under common control with another Person. As used in this definition of "Affiliate", the term "control" means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, partnership interests, by contract or otherwise; and without limiting the foregoing it shall be deemed that the ownership of more than fifty percent (50%) of the voting securities, partnership interests or percentage interest of another Person shall be deemed to meet such control test.

        "AREA OF INTEREST" means the area shown on the plat attached to this Agreement as Exhibit "H" consisting of portions of the Mobile Area, the Viosca Knoll Area, the Main Pass Area, the Pensacola Area and the Destin Dome Area of the Offshore Gulf of Mexico, offshore of the States of Louisiana, Mississippi, Alabama and Florida.

        "AREA OF INTEREST AGREEMENT" means the Area of Interest Agreement dated May 18, 1993 between OEDC Exploration & Production, L.P. and Enron Finance Corp.

        "BASE QUANTITY" shall mean the lower of (a) 120,000 MMBtu per day or (b) the full well streams of all Gas owned by Seller attributable to the maximum efficient rate of recovery from the Exhibit "A" Leases, subject to adjustment pursuant to the provisions of Sections 2.2 and 2.3.

        "BUSINESS DAY" shall mean a Day on which Federal Reserve member banks in New York City are open for business, and a Business Day shall close at 5:00 p.m. Central Time.

        "BRITISH THERMAL UNIT: or "BTU" means the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1(degree)F.) from fifty-nine degrees Fahrenheit (59(degree)F.) to sixty degrees Fahrenheit (60(degree)F.). The term "MMBtu shall mean one million Btu's.

        "DAY" shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o'clock a.m. Central Time.

        "DELIVERY POINT" shall mean as the context requires, the point(s) of delivery set forth in Exhibit "B", as amended from time to time.

        "EXCESS GAS QUANTITY" shall mean all Seller's Gas, expressed in MMBtu/d, produced from each Exhibit "A" Leases, as may be added from the Area of Interest from time to time, including royalty Gas, overriding royalty Gas and other working interest Gas, which Seller may from time to time have the right to market, but excluding Production Payment Gas, if any, and any other Gas released pursuant to the provisions hereof.

        "EXHIBIT "A" LEASES" shall mean the Leases described in Exhibit "A" together with any other Leases added pursuant to Section 2.3.

        "FERC" shall mean the Federal Energy Regulatory Commission or any successor governmental authority.

        "FIRST TRANSPORTER" shall mean the first interstate or intrastate pipeline downstream of the Delivery Point.

        "GAS" shall mean methane and other gaseous hydrocarbons meeting the quality standards and specifications pursuant to 6 hereof.

        "INSIDE F.E.R.C." shall mean the publication entitled INSIDE F.E.R.C. GAS MARKET REPORT, published by McGraw-Hill, Inc.

        "INTEREST RATE" means 3% over the Prime Rate, as herein defined; provided, however, that the Interest Rate shall never exceed the maximum lawful rate permitted by applicable law.

        "INSIDE FERC INDEX" for any Month means the price for such Month identified in the first issue of INSIDE FERC for such Month in the table entitled "Prices for Spot Gas Delivered to Pipelines" in the column labeled "Index" for deliveries into the specified pipeline in the specified geographic area.

        "MID-MONTH INCREMENTAL QUANTITY" shall mean an increase in the Nominated Quantity during any Month above the Nominated Quantity for the first day of such month, such increase to be agreed upon by Buyer and Seller as set forth in
Section 7.3 hereof.

        "MONTH" shall mean a period beginning at seven o'clock a.m. on the first Day of a calendar Month and ending at seven o'clock a.m. on the first Day of the next succeeding calendar Month.

        "NOMINATION NOTICE" shall mean the notice provided to Seller by Buyer pursuant to Section 5.3 prior to each Month during the term hereof, which notice sets forth the initial Nominated Quantity for the Delivery Point.

        "NOMINATED QUANTITY" shall mean the daily quantity of Gas, at the Delivery Point and expressed in MMBtu's per day, designated by Buyer in the Nomination Notice to be delivered and sold hereunder during any Month, as adjusted in a Confirmation Notice given by Seller pursuant to Sections 5.3 or 3.1, provided that such quantity shall never be less than the Base Quantity nor more than the Excess Gas Quantity for the Month. The nominated Quantity for any Month shall include the Base Quantity and the Optional Quantity, if any, for such Month,

        "OPTIONAL QUANTITY" means that portion of the Excess Gas Quantity or the Nominated Quantity, whichever is less, which exceeds the Base Quantity.

        "PRODUCTION PAYMENT" shall mean collectively any production payment(s) in and to the Exhibit "A" Leases or any other leases in the Area of Interest that may be sold by Seller, or any Affiliate of Seller, to Buyer, or any Affiliate of Buyer.

        "PRODUCTION PAYMENT GAS" shall mean the daily volumes of Gas deemed first delivered by Seller and received by Buyer attributable to any Production Payment.

        "PRIME RATE" shall mean, for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its "prime" rate for commercial loans, effective as of such date as established from time to time by the administrative body of such bank charged with the responsibility of establishing such rate.

        "RESERVED CAPACITY" for any day means that portion of Buyer's firm transportation in Transco's Mobile Bay Pipeline Lateral which is the lesser of:
(a) the first 50,000 MMBtu per day or (b) a quantity, if positive, calculated by subtracting (ii) below from (i) below:

               (i)    50,000 MMBtu per day.

               (ii) The total quantity of Production Payment Gas nominated for such day, if any, under any Production Payment(s).

        "UNIT OF MEASUREMENT" shall mean one million British Thermal Units (MMBtu) on an actual water vapor content basis.

        "TRANSCO" means Transcontinental Gas Pipe Line Corporation.

        "WEIGHTED AVERAGE SPOT PRICE" for any Month shall mean the weighted average of the lowest of the range of prices set forth in Gas Daily(R) (Pasha Publications, Inc.), or successor publication, in the column "Daily Price Survey" under the listing applicable to Koch Gateway Pipeline, Louisiana such weighted average to be determined as follows: the Mid-Month Incremental Quantity delivered hereunder on each day of such Month shall be multiplied by the price, determined as set forth in this definition, for such Day, and the sum of such amounts shall be divided by the total Mid Month Incremental Quantity delivered hereunder during such Month. If there is no range of prices published for any particular Day, but there is published a single price under the above column and listing, then such price shall be utilized for that Day. In the event that no price or range of prices is published for that particular Day, then the price to be utilized for such Day shall be the arithmetic average of the price (determined as stated above) for each of (a) the first Day for which a price is posted immediately preceding the relevant Day and (b) the first day for which a price is posted immediately following the relevant Day. In the event Gas Daily should ceases publication, or prices for Koch

Gateway Pipeline, Louisiana are no longer available, an alternate publication or methodology shall be established by mutual agreement of the Parties.

                                       2.
                          COMMITMENTS AND RESERVATIONS

        2.1 COMMITMENT. Subject to the terms hereof, including but not limited to Section 3.3, Seller commits the Excess Gas Quantity underlying the Leases, subject to Seller's Reservations. During the term of this Contract, Seller agrees not to sell to any third party any Gas committed hereunder without prior written consent of Buyer unless such Gas is released by the operation of the remaining provisions hereof.

        2.2 INCREASE IN BASE QUANTITY. If Seller or Buyer desires to increase the Base Quantity during the term of this Agreement with Gas to be produced from Exhibit "A" Leases, the party desiring to increase the Base Quantity shall notify the other party of the quantity of such proposed increase. The party receiving such notice shall have thirty (30) Days from the receipt thereof to either (a) accept the proposed increase in the Base Quantity, or (b) reject such increase. If the parties agree to increase the Base Quantity, they shall execute an amendment of this Contract to reflect the increased Base Quantity.

        2.3    ADDITIONAL COMMITMENT OPTION.

               (a) Seller shall notify Buyer each time during the term of this Agreement that Seller or any Affiliate of Seller either acquires additional producing properties within the Area of Interest or intends to develop non-producing properties within the Area of Interest and shall provide Buyer with the following information in connection therewith as may be requested by Buyer and which is in Seller's possession or is readily available to Seller.

                      (i) all data and information available to Seller pertinent to the estimation of gas reserves, including, but not limited to surface maps showing property lines and well locations, well logs, electric logs, core analysis, flow and pressure tests, production history, gas analysis and casing programs;

                      (ii)   geologic and geophysical data and information;

                      (iii) copies of title opinions, if available, and other title documents and information in the possession of or available to Seller; and

                      (iv) such other information and data as Buyer may reasonably request.

               (b) For a period of sixty (60) days from (i) the date of first production of the relevant property or (ii) if production is already in existence, from the date of Seller's notice as set forth in Section 2.3(a) above (the "Option Period"), Buyer shall have the right but not the obligation to elect to purchase such Gas under terms and conditions as set forth herein as a part of the Base Quantity; provided that should Seller have received a third party offer pursuant to Section 2.3(c) below during the Option Period, Buyer shall have the rights with respect to such Gas as set forth in said Section 2.3(c).

               (c) At any time during the term of this Contract, should Seller receive a bona fide offer from a third-party Gas purchaser to purchase, for a term in excess of one month, any Gas produced or to be produced from the Exhibit "A" Leases that has been rejected by Buyer pursuant to Section 2.2, that is subject to the Option Period of Section 2.3(b) or that is subject hereto but is not a part of the Base Quantity, Seller shall provide Buyer notice thereof (including a copy of such third-party offer) and upon receipt of such notice, Buyer shall notify Seller within five (5) Days of receipt of Seller's notice whether Buyer elects to match such third-party offer to purchase the Gas covered thereby. If Buyer elects to match such third-party offer, Buyer and Seller agree to purchase and sell such Gas under terms and conditions identical to those contained in such third-party offer. If Buyer elects not to match such third-party offer, Buyer's right to purchase such Gas shall be waived and such Gas shall be released from this Contract, but only for the term of the third party Contract.

               (d) Failure of Buyer to exercise its option rights as to one acquisition, or as to the matters set forth in any single notice from Seller to Buyer in accordance with Section 2.3(a), (b) and
               (c), shall not prejudice its rights to exercise its option for subsequent acquisitions or under subsequent notices during the full term hereof.

               (e) At any time that Buyer has elected to purchase additional Gas from Seller under the foregoing provisions, such Gas shall be covered hereby and the Leases involved shall become Exhibit "A" Leases for all purposes. Buyer and Seller shall enter into such further instruments and amendments hereof as may be necessary to give effect to the foregoing.

        2.4 SELLER'S RESERVATIONS. Seller reserves the following rights and sufficient Gas to satisfy such rights:

               (a) To operate the Leases, as Seller, in its sole judgment deems advisable, including without limitation, the right to drill new wells, to repair and rework old wells, and to plug and abandon any well when no longer capable of producing Gas in paying quantities.

               (b) All condensate in, under or that may be produced from or attributable to the Leases and the right to separate the condensate from the Gas using conventional mechanical separators.

               (c) The right to process the Gas, or cause same to be processed, before delivery to Buyer.

               (d) Gas that Seller's other working interest owners, overriding royalty interest owners and royalty interest owners are entitled to under the terms of any and all agreements covering gas to be produced from the Leases.

               (e) The right to release or surrender any leasehold when in Seller's sole judgment such lease hold is no longer capable of producing gas in paying quantities. Seller agrees to provide Buyer written notice of such release or surrender within sixty
               (60) days after such release or surrender.

               (f) Nothing herein shall obligate Seller to drill new well(s) or rework or recomplete any well(s).

               (g) The right to pool, consolidate, or unitize any of Seller's Leases with other properties of Seller and of others in the same field, and to alter such consolidated areas or units, in any of which events this Contract will cover Seller's allocated interest in the unitized production.

               (h) The right to use the appropriate pro rata portion of the Gas produced from or attributable to the Leases for developing and operating the Leases including compression, processing and other treating facilities, platform installations and other miscellaneous uses incident to the operation of the Leases or such facilities.

                                       3.
                                 QUANTITY OF GAS

        3.1 EXCESS GAS QUANTITY. Each Month during the term of this Contract, Seller shall make available to Buyer a quantity of Gas equal to the Excess Gas Quantity, less any Gas released by Buyer pursuant to the provisions hereof.

        3.2 QUANTITY. Subject to the other provisions of this Contract each Month during the term of this Contract, Seller shall sell and deliver to Buyer, and Buyer shall purchase and receive from Seller, on a firm basis, the Base Quantity; and Seller shall have the right to sell, and Buyer shall have the right to buy, on an interruptible basis, the Optional Quantity. Either Party may without liability interrupt, in whole or in part, the purchase or sale of the Optional Quantity in accordance with the provisions hereof for any reason EXCEPT
(i) Buyer shall not interrupt for the sole purpose of obtaining a lower price from another party and (ii) Seller shall not interrupt for the sole purpose of obtaining a higher price from another party (the exceptions (i) and (ii) collectively, "Pricing Reasons").

        3.3 RELEASED GAS. In the event the Nominated Quantity for any Month is less than the Excess Gas Quantity for such Month, Buyer shall release to Seller for each Day in the Month the portion of the Excess Gas Quantity that is in excess of the Nominated Quantity and Buyer shall not have the rights or options under this Contract with respect to any portion of the Excess Gas Quantity so released hereunder for such month.

        3.4 CONSTANT RATE. The parties recognize that due to operating conditions, varying market demands and the difficulty of apportioning receipts of Gas from various sources, the parties may not be able to tender and receive Gas during any Month at exactly constant rates. The parties agree to use reasonable efforts to maintain as nearly a constant rate of deliveries and takes as practicable. Each party shall provide the other notice as soon as possible of any changes in scheduled rates of delivery or receipt during any Month. Seller and Buyer shall have agents or employees available at all times to receive notices and requests for changes in the rates of delivery of Gas hereunder.

        3.5 OPERATIONAL TOLERANCE. It is the intent of the parties hereto that the Nominated Quantities shall be the quantities delivered. However, Buyer and Seller recognize the inherent inaccuracies in the measurement and allocation of Gas due to the inability to maintain precise control. Such inaccuracies may at times occur through no fault of Buyer or Seller, such as in the case of allocations after actual deliveries which are the result of measurement inaccuracies, or unpreventable variations in rates of flow at the Delivery Point, and may result in failure to deliver or receive the Nominated Quantities (such inaccuracies, but only to the extent they do not exceed the permitted tolerances in the applicable FERC Tariff of the First Transporter, are hereinafter called "Measurement and Allocation Inaccuracies"). Future deliveries shall be adjusted as soon as possible to account for variations in deliveries arising under this Section 3.5. Measurement and Allocation Inaccuracies shall not give rise to any damages pursuant to Section 7.6.

                                       4.
                          DELIVERY POINT AND LIABILITY

        4.1 DELIVERY POINT. The Delivery Point(s) for the Gas to be delivered by Seller to Buyer hereunder are set forth on Exhibit "B". Any Delivery Point other than as set forth on Exhibit "B" shall be by mutual agreement of Buyer and Seller.

        4.2 TITLE TRANSFER. Title to the Gas delivered hereunder shall pass at each Delivery Point.

        4.3 LIABILITY. As between the parties hereto, Seller shall be in exclusive control and possession of the Gas deliverable hereunder and responsible for any damage or injury caused thereby prior to the time same shall have been delivered to Buyer. After delivery of the Gas to Buyer at the Delivery Point, Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby. Seller and Buyer each assume full responsibility and liability for and shall indemnify and hold harmless the other Party from all liability and expense on account of any and all damages, claims or actions, including injury to and death of persons, arising from any act or accident occurring when title to the Gas is in the possession and control of the indemnifying party. It is further understood and agreed that under this Contract Buyer shall not ever be liable or responsible in any way for the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Leases or any well or facility thereon or storing, handling, treating or transporting to the Delivery Point Gas production therefrom, and Seller agrees to protect, defend, indemnify and save Buyer harmless from against any and all liability, loss, cost and expense including, without limitation, court costs and reasonable attorney's fees resulting from or attributable to the same. Other than for transportation penalties that are the obligations of Seller specifically set forth in Section 9.1, and the taxes to be paid by Seller pursuant to Section 7.5, Buyer will indemnify and save Seller harmless from any and all liability, loss, cost or expense including, without limitation, court costs and reasonable attorney's fees resulting from or attributable to the transportation, re-sale or storage of the Gas purchased by Buyer downstream of the Delivery Point.

                                       5.
                      PRESSURE, NOMINATIONS AND DISPATCHING

        5.1 PRESSURE. Seller shall deliver, or cause to be delivered, the Gas delivered hereunder at a pressure sufficient to be delivered into First Transporter's pipeline at the Delivery Point, provided however, that in no event shall Seller be required to add compression to effect any deliveries of Gas hereunder.

        5.2 NOTIFICATION. Seller shall inform Buyer, as often as may be necessary, of the delivery rate and pressure of the Gas delivered hereunder.

        5.3 NOMINATION PROCEDURES. Not less than four (4) Business Days prior to the earlier First Transporter's nomination deadline for the first Day of any Month, Seller will notify Buyer, utilizing the format set forth in Exhibit "C" attached hereto, of the Excess Gas Quantity which Seller expects to be available for delivery hereunder at each Delivery Point during such Month where such Excess Gas Quantity which Seller expects to be available for delivery hereunder at each Delivery Point during such Month where such Excess Gas Quantity shall be not less than the Base Quantity. No later than three (3) Business Days prior to such nomination deadline, Buyer shall provide Seller with a Nomination Notice utilizing the format set forth in Exhibit "D" attached hereto which sets forth the Nominated Quantity and the quantity to be delivered at each Delivery Point, together with certain other information, including the price pursuant to Section 7.2(a) that Buyer is willing to pay for the Optional Quantity. The price for the Optional Quantity may be negotiated as set forth in said Section 7.2(a). Unless the Optional Quantity is released as set forth in Section 7.2(b), Seller shall, no later than the Pricing Deadline defined in Section 7.2(a) hereof, deliver to Buyer a further notice (the "Confirmation Notice"), in the form attached hereto as Exhibit "E", setting forth the Optional Quantity that Seller will sell and deliver to Buyer for the relevant Month. Such Optional Quantity shall not exceed the Optional Quantity set forth in Buyer's Nomination Notice. If the Optional Quantity in the Confirmation Notice is less than the Optional Quantity in Buyer's Nomination Notice for such Month, the Nominated Quantity hereunder for such Month shall be adjusted accordingly. If no Conformation Notice is timely delivered by Seller, it shall be deemed that the Optional Quantity set forth in Buyer's Nomination Notice will be the Optional Quantity for such Month.

        5.4    CHANGE IN NOMINATED QUANTITIES.

               (a) The Nominated Quantity may be increased at any time by mutual agreement of the parties;

               (b) The Nominated Quantity may also be reduced, provided that
               Section 7.6 may apply.

               (c) A revised Nominated Quantity shall always be set forth in a notice from the party electing to make such revision and shall be effective on the earliest possible date after such notice is received by either party from the other, but no earlier than allowed by the nomination and scheduling procedures in the applicable First Transporter's tariff. Any changes to the Nominated Quantity shall be effected in a manner designed to avoid to the greatest extent possible, the imposition of transportation penalties.

               (d) It is the understanding and intent of the parties that the Base Quantity shall never be more than the full well streams of all Gas owned by Seller attributable to the maximum efficient rate of recovery from the Exhibit "A" Leases. In the event Seller determines that the normal decline in production from the Exhibit "A" Leases will cause the maximum efficient rate of production therefrom to be less than the Base Quantity, Seller shall provide advance written notice of such fact to Buyer and shall notify Buyer of the Quantity to which the Base Quantity should be reduced. Buyer shall have thirty (30) days within which to review any data that it deems necessary in connection with Seller's request and, unless it can demonstrate to Seller's reasonable satisfaction that the Base Quantity should not be reduced, the parties shall reduce the Base Quantity to the amount requested by Seller or to such other amount as may be mutually agreed. In the event that Buyer determines in its reasonable discretion that Seller's failure to produce the Base Quantity could result in a loss of market, or pipeline scheduling or imbalance penalties, Buyer shall have the right to request a reduction in the Base Quantity to a quantity that would avoid any potential loss of market or such penalties. Further, in the event Seller fails to deliver the Base Quantity for two (2) consecutive Months, Buyer shall have the right to reduce the Base Quantity to a volume which, based upon historical data and anticipated production, Buyer deems reasonably necessary to avoid future failures by Seller. Seller, within thirty (30) days after the receipt of Buyer's notice of a reduction in the Base Quantity pursuant to the foregoing, shall reduce the Base Quantity to such amount as requested by Buyer or to such other amount as may be mutually agreed by Buyer and Seller.

                                       6.
                             MEASUREMENT AND QUALITY

        6.1 MEASUREMENT. Buyer shall cause the Gas delivered hereunder to be measured by First Transporter at each Delivery Point at pressures in First Transporter's pipeline in existence from time-to-time and such measurement shall be corrected to the Unit of Measurement. Seller's deliveries of Gas shall be calculated from the measurements taken at the meter installed, operated and maintained by First Transporter at or near the Delivery Point, and from the heating value determined by the instruments operated by First Transporter. The measurement statements of the quantities accepted for delivery by the First Transporter at each Delivery Point and the allocation of such quantities for Buyer's account made by the First Transporter , shall, absent manifest error by First Transporter or Seller's operator, establish the quantities of Gas delivered hereunder each Month during the term hereof.

        6.2 MEASUREMENT ADJUSTMENTS. If at any time Buyer, Seller or the First Transporter determines any of the measuring or testing equipment is found to be out of service, or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limits prescribed by the manufacturer. Any necessary adjustments to previous measurement readings shall be made in accordance with the First Transporter's determination and acceptance of such adjustments.

        6.3 QUALITY AND MEASUREMENT SPECIFICATIONS. The quality and measurement standards and specifications of this Contract shall be the First Transporter's quality and measurement standards and specifications as set forth in the First Transporter's published tariffs filed with FERC, if applicable, or in the case of a non-FERC-jurisdictional First Transporter, its customary quality and measurement standards and specifications, for acceptance and transportation of Gas at the Delivery Point, as the same may be modified from time to time. Seller shall take all actions necessary to cause the Gas to satisfy such quality standards and specifications before delivery to Buyer.

        6.4 BTU CONTENT. Except for purposes of determining whether or not Gas meets the quality standards and specifications of this Contract (which, in accordance with Section 6.3 shall be based upon First Transporter's quality and measurement standards and specifications applicable at the time of delivery), the heating value or Btu content of Gas delivered to Buyer under this Contract shall be determined on an actual water vapor content basis (or, if measured on a different basis, adjusted to an actual water vapor content basis), except to the extent applicable regulations may require otherwise.

                                              7.
                                             PRICE

        7.1 CONTRACT PRICE. For each MMBtu sold and purchased hereunder, the Contract price shall be an amount equal to the sum of (i) the Gathering Fee and
(ii) the applicable Commodity Price, where:

                      (i) Gathering Fee means the gathering charges per MMBtu incurred by Seller in moving Buyer's Gas from "Sales Point (defined below)" to the Delivery Points.

                      (ii) Commodity Price means an amount per MMBtu determined in accordance with Sections 7.1.1 (for the Tier I Quantity), 7.1.2 (for the Tier II Quantity), 7.1.3 (for the Tier III Quantity), 7.2 (for the Optional Quantity), or 7.3 (for the Mid-Month Incremental Quantity, as applicable).

        7.1.1 TIER I QUANTITY (First 8,000 MMBtu per day). For the first 8,000 MMBtu per day nominated for delivery hereunder on the first day of any month, the Commodity Price shall be the difference between (x) the arithmetic average of the Transco Zone 4 Price and the Florida Gas Zone 3 Price and (y) the "Marketing Expense", where:

        (a) "Florida Gas Zone 3 Price" for any Month means the price for such Month identified in the first issue of INSIDE F.E.R.C. for such Month in the table entitled "Prices for Spot Gas

        Delivered to Pipeline" in the column labeled "Index" for deliveries to Florida Gas Transmission Company (Zone 3).

        (b) "Marketing Expense" means the sum of the following: (i) the Gathering Fee; (ii) the transportation and fuel charges per MMBtu available to Buyer, under transportation arrangements in place at such time, in transporting gas from the terminus of DIGS to Transco/Station 85, and (2) the transportation and fuel charges per MMBtu available to Buyer under transportation arrangements in place at such time in transporting gas from the terminus of DIGS to Citronella, if any. The transportation charges in (1) and (2) above shall be the lowest such charges available to Buyer, under transportation arrangements in place at such time, in transporting like quantities of gas under its transportation arrangements between such points.

        (c) "Sales Point" means the point set forth in Exhibit "G" attached hereto.

        (d) "Transco Zone 4 Price" for any Month means the price for such Month identified in the first issue of INSIDE F.E.R.C. for such Month in the table entitled "Prices for Spot Gas Delivered to Pipeline" in the column labeled "Index" for deliveries to Transco (Mississippi, Alabama).

        (e) In the event that any index price set forth above is not published, but prices set forth in such table under the column "Range" are published, the price used shall be the average of the prices in such table under the column "Range." In the event INSIDE F.E.R.C. is no longer published, or any price set forth above is no longer available, the price last determined on the basis of such publication shall continue as the applicable Index Price until an alternate method is established pursuant to the provisions hereof. Seller and Buyer will use their reasonable efforts to negotiate a mutually acceptable alternative index representing the estimated spot price of Gas at the applicable location as determined based on transactions agreed to in the last week of the Month prior to delivery (the "Spot Price"). If by the end of the first Month for which the price could not be determined as set forth above the parties are unable to agree upon a substitute methodology and/or publication to determine the Index Price, then Seller and Buyer shall each in good faith prepare a list of up to five alternative published references posting or prices representative of Spot Prices for Gas delivered in the same geographic area. Each list shall be set forth in the party's priority order with the highest priority index listed first. Each party shall submit its list to the other within ten days after the end of the first Month for which the price could not be determined as set forth above. The lists shall be compared and the first listed index appearing in Buyer's list that also appears in Seller's list shall constitute the replacement index and shall be used to determine the applicable Index Price. In the event there is no match the parties shall exchange lists again within 10 days and the first index appearing in Buyer's list that also appears in Seller's list shall constitute the replacement index and shall be used to determine the Index Price. If either party fails to provide a list of that party's alternative published references, the first listing on the other party's list shall be the replacement index. If no replacement index is established pursuant to the procedures followed herein, then the replacement index shall be the average of the first index submitted by each party on its final list.

        (f) Each party shall name one arbitrator within five (5) days following the end of the 20 day negotiation period specified in (b) above, and the two arbitrators shall name a third arbitrator within 5 days after they have both been selected. If either party or the two arbitrators fail to timely name an arbitrator as provided herein, then application may be made to the Chief Judge of the United States District Court for the Southern District of Texas for the appointment of such arbitrator. The board so constituted shall fix a reasonable time and place for a hearing of the controversy but such hearing shall be within ten (10) days following the selection of the board. The board shall consider such evidence as it deems necessary or desirable. The parties shall direct the board to reach a decision within ten (10) days following the hearing. The action of a majority of the members of such board shall govern and their decision in writing shall be final and binding on the parties hereto and judgment upon any award rendered by the board may be entered and a confirmation order sought in any court having jurisdiction thereof. Each party shall pay the expenses of the arbitrator selected by or for it and the expenses of preparing and presenting its evidence at the hearing; all other costs of the arbitration shall be equally divided between the parties hereto.

        7.1.2 TIER II. Quantity (next 42,000 MMBtu per day). For the next 42,000 MMBtu per day nominated for delivery hereunder on the first day of any month, the Commodity Price shall be the Transco Zone 4 Price, as described in Section 7.1.1(d) above, less the sum of (i) the Gathering Fee and (b) the transportation and fuel charges incurred by Buyer (as of the effective date hereof, $0.0921 per MMBtu (Adjusted to thermal basis from volumetric basis) plus 0.41% fuel under its firm transportation contract with Transco for transportation of such gas from the terminus of DIGS to Transco Station 85.

        7.1.3  TIER III Quantity (next 70,000 MMBtu per day).

        (a) For the next 70,000 MMBtu per day nominated for delivery hereunder on the first day of any month, Buyer and Seller shall attempt to negotiate a cash price for deliveries at the terminus of DIGS. In such case, the Commodity Price for the Tier III Quantity shall be determined by subtracting the Gathering Fee from such negotiated cash price. If Buyer and Seller fail to agree on a cash price by noon on the business day immediately preceding the day upon which NYMEX trading closes for such month, the Commodity Price for the Tier III Quantity shall be equal to the arithmetic average of the INSIDE FERC Indices, each reduced by the Gathering Fee and applicable transportation and associated costs as set forth below, for the following three pipelines and locations:

               (i)    Koch Gateway Pipeline, Louisiana.

               (ii)   Transco, Zone 4.

               (iii) Florida Gas Transmission Company, Zone 3, provided that Buyer has access to markets at Citronella.

        (b) Provided, however, prior to calculating such average, each of the INSIDE FERC Indices set forth in (i), (ii) and (iii) above shall be reduced by an amount equal to the sum of (i) the Gathering Fee and (2) the lowest transportation rate, including fuel and ACA charges, available to Buyer to transport such gas from the terminus of DIGS for delivery into the specified pipeline's mainline point correlating to the INSIDE FERC Indices above. Additionally, prior to the time Buyer has access to markets at Citronella, only the INSIDE FERC Indices referenced in (i) and (ii) above shall be utilized in determining the Commodity Price for the Tier III Quantity.

        (c) Insofar as, and only insofar as, the Tier III Quantity is concerned, as set forth in Section 7.1.3(a) above, the term of this agreement shall become effective on January 1, 1995 and continue through March 31, 1996. Within the sixty (60) day period prior to April 1, 1996, either party may elect to notify the other of its desire to enter into negotiations for the continued purchase and sale of gas subject to Section 7.1.3(a) above. If neither party exercises its right to renegotiate, the purchase and sale of the Tier III Quantity shall continue on a month-to-month basis until either party notifies the other, upon 60 days prior notice, that it desires to renegotiate this agreement, as to the Tier III Quantity. In the event that Buyer and Seller cannot reach agreement and Seller has received an acceptable purchase offer from a third party, Buyer will be afforded the opportunity to review and match such offer. In such case Buyer will have the right to match any third party offer. In such case Buyer will have the right to match any third party offer. If a matching offer is not submitted to Seller by Buyer pursuant to its rights under this paragraph within five (5) days following Buyer's receipt of Seller's notice of such third party offer, complete with details of the offer, and, Seller elects to sell the Tier III Quantity to the third party, then Buyer shall release such Tier III Quantity from commitment hereunder.

        7.2    OPTIONAL QUANTITY.

        (a) Buyer's Nomination Notice pursuant to Section 5.3 hereof for any Month shall include Buyer's offer of a cash price for deliveries at the terminus of DIGS where deliveries can be made into the system of either Transco or Koch Gateway Pipeline Co. ("Onshore Price") for the Optional Quantity for such Month. If such Onshore Price offer is accepted by Seller, or if Buyer and Seller shall negotiate and agree to a different Onshore Price, Buyer and

        Seller shall execute a Negotiated Onshore Price Agreement in form attached hereto as Exhibit "F" no later than two (2) Business Days prior to the earlier of the Transporters' nomination deadlines for such Month ("Pricing Deadline"). The Onshore Price agreed upon by Buyer and Seller as set forth above shall be hereinafter called the "Negotiated Onshore Price", and the Commodity Price for the Optional Quantity shall be determined as follows:

        Optional Quantity Commodity Price = Negotiated Onshore Price - Gathering Fee (defined in Section 7.1. (a)(i).

        (b) If Buyer and Seller fail to agree upon a Negotiated Onshore Price, the Optional Quantity shall be released from this agreement for such Month and for purposes of Section 3.2 hereof, the Optional Quantity for such Month shall equal zero (0) MMBtu.

        7.3 MID-MONTH INCREMENTAL QUANTITY. In the event Seller and Buyer, for any Day(s) during any Month agree to a Mid-Month Incremental Quantity for such Month, Buyer and Seller may negotiate a cash price at the terminus of DIGS for such Mid-Month Incremental Quantity, to be determined daily or fixed for a given period during the balance of the month, as mutually agreed upon. In such case, the Commodity Price for the Mid-Month Incremental Quantity shall be determined by subtracting the Gathering Fee from said negotiated cash price. If no agreement on such cash price is reached, the Commodity Price for the Mid-Month Incremental Quantity shall be the Fallback Commodity Price, which shall be determined as follows:

               Fallback Commodity Price = Weighted Average Spot Price - Market Cost

               (f)    Additional Definitions:

                      "Market Cost" means the sum of (i) and (ii) below:

                      (i)    the Gathering Fee

                      (ii) the transportation and fuel charges per MMBtu incurred by Buyer, under the transportation arrangements in place at such time, in transporting the gas sold hereunder from the terminus of DIGS to Koch Gateway Pipeline

        7.4 DRY BASIS. All prices shall be calculated on the basis of the actual water vapor content of Gas delivered, except to the extent required otherwise by regulation.

        7.5 THIRD PARTY COSTS. Seller shall be responsible for the payment of all third party fees and charges, if any, necessary for the gathering, processing, dehydration, compression, transportation and delivery of the Gas to the Delivery Point, and all taxes, charges, or assessments made or assessed on such Gas at, upstream of or near such Delivery Point, including but not limited to all production, severance, excise, ad valorem, energy, Btu and other taxes imposed or levied by the state, federal or any governmental entity on the Gas produced by Seller and delivered or sold hereunder. In the event Buyer is required to remit such taxes, the amount thereof shall be deducted from any sums thereafter becoming due and owing to Seller. Nothing herein shall be construed as applying to any tax on the resale of Gas, or to the transportation charges or fees imposed on Buyer after title and possession of the Gas shall have passed to Buyer. If, after the date hereof Seller has the opportunity to enter into an arm's length contract with a third party for the Gas covered hereby, whereby Seller would be reimbursed for all or a portion of any energy, Btu, or other new or increased taxes imposed after the date hereof that are the responsibility of Seller hereunder, then Seller shall give notice to Buyer thereof, together with all the other material terms of such proposal. Buyer shall have thirty (30) days within which to agree to modify this Contract to conform to all of the terms of such proposal, including the reimbursement, or payment, as the case may be, by Buyer of the portion of such taxes that such third party buyer would pay or reimburse to Seller. If Buyer fails to meet such offer, then Buyer shall release from this Contract all Gas in excess of a daily quantity equal to fifty percent (50%) of the daily quantity of Gas delivered or to be delivered pursuant to the Production Payment, and this Contract shall thereafter be for a term only for so long as the Production Payment is in effect.

        7.6 FAILURE TO DELIVER OR TAKE. In the event that Seller does not deliver the Base Quantity on any Day ("Deficiency Default"), a Seller's Deficiency Quantity shall be that portion of the Base Quantity that the Seller failed to deliver, and Seller shall pay to Buyer the sum of (a) the Default Charge, as set forth below, and (b) the produce of Seller's Deficiency Quantity and the positive amount, if any, obtained by subtracting (i) the price that was applicable to such Gas hereunder from (ii) the cost to Buyer, including incremental transportation costs and/or location or basis adjustments, to replace Seller's Deficiency Quantity. In the event that Buyer fails to take the Base Quantity on any Day ("Deficiency Default"), a Buyer's Deficiency Quantity shall be that portion of the Base Quantity that Buyer failed to take, and Buyer shall pay to Seller the sum of (a) the Default Charge, as set forth below, and
(b) the product of Buyer's Deficiency Quantity and the positive amount, if any, obtained by subcontracting (i) the price obtained by Seller in an arm's-length sale to a third party of a quantity of Gas equal to the quantity that Buyer failed to purchase, less incremental transportation charges to Seller and including location or basis adjustments, from (ii) the then applicable price under Article 7 as is appropriate. As used herein, the Default Charge shall be as follows:

        1. If the Deficiency Default was the result, in whole or in part, of the defaulting Party's effort to obtain a more favorable price, the Default Charge shall be the product of (a) either Seller's Deficiency Quantity, or Buyer's Deficiency Quantity, whichever is applicable, and (b) $0.15.

        2. If the Deficiency Default was not the result, in whole or in part, of the defaulting Party's effort to obtain a more favorable price, the Default Charge shall be the product of (a) either Seller's Deficiency Quantity or Buyer's Deficiency Quantity, whichever is applicable, and (b) $0.02.

        In the event that either Party interrupts, in whole or in part, the purchase or sale of the Optional Quantity for Pricing Reasons, in contravention of Section 3.2 hereof, such action shall also be a Deficiency Default, and the defaulting Party shall pay to the other Party an amount calculated as set forth above in this Section 7.6, utilizing the Optional Quantity which was interrupted for Pricing Reasons as the Deficiency Quantity, and utilizing the Default Charge in subparagraph 1 above.

                                       8.
                               BILLING AND PAYMENT

        8.1 PAYMENT DATE. Seller shall invoice Buyer monthly for the amount due hereunder. On or before the twenty-fifth (25th) Day of the calendar Month following the Month of production or within ten (10) days from the date of invoicing, whichever is later, Buyer will make payment to Seller by wire transfer to an account designated in writing by Seller. Seller's invoices shall be supported by a measurement statement from the First Transporter, if available, and/or allocation statement from Seller's operator, if available, for quantities received by Buyer at the Delivery Point.

        8.2 LATE PAYMENT. Should Buyer fail to remit an amount when due, interest on the unpaid portion shall accrue at a rate equal to the Interest Rate. If Buyer disputes the full amount invoices, Buyer shall remit the full undisputed amount attributable thereto in accordance with Section 8.1 above. Buyer will remit any disputed amount, as adjusted if necessary by mutual agreement of the parties, promptly following resolution of any such dispute. If Buyer has overpaid amounts actually due then Seller shall remit to Buyer such excess plus interest calculated at the Interest Rate upon request.

        8.3 ADJUSTMENTS. Upon notice to the other party, either party has the right, as its sole expense and during normal working hours, to examine the records of the other as necessary to verify the accuracy of any statement, charge, notice or computation made pursuant to the provisions of this Contract. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be promptly made; provided, that no adjustment or payment will be made after the lapse of two (2) years from the rendition thereof. The provisions of this paragraph will survive any termination of this Contract for a period of two (2) years from the date of such termination. The parties shall use their reasonable efforts to resolve any Measurement and Allocation Inaccuracies as soon as practicable so that settlement may be effected within the two-year time period.

                                       9.
                                    PENALTIES

        9.1 TRANSPORTATION PENALTIES. It is understood that the Gas purchased and sold hereunder will be transported by third party transporters, and each party has agreed to provide notice to the other party of quantities of Gas Seller intends to deliver and Buyer intends to purchase and receive. If Seller delivers, or causes to be delivered, for Buyer's account at any Delivery Point, a quantity of Gas that is greater or less than the Nominated Quantity scheduled for transportation by First Transporter and such variable deliveries causes Buyer, or Buyer's designee, to incur a penalty as levied by the First Transporter of any other transporting pipeline, then Seller shall bear and pay such penalties. Buyer agrees to bear and pay all penalties which are assessed by First Transporter or any other transporting pipeline(s) against Buyer, Buyer's designee, or Seller as a result of Buyer's failure to adjust nominations in accordance with the nomination procedures and notices in effect at the time, pursuant to Sections 5.3 and 5.4.

        9.2 NOTIFICATION. Either party shall immediately notify the other party of any notice received from First Transporter, or any other third party transporter, that indicates an imbalance in deliveries exists or is occurring which may give rise to a penalty. The parties agree to cooperate immediately to adjust their Gas nomination(s) and/or delivery(ies) as necessary to bring deliveries and receipts into balance so that penalties are avoided or minimized as much as possible.

                                       10.
                                  FORCE MAJEURE

        10.1 FORCE MAJEURE. In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Contract other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such Force Majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch. The term "Force Majeure" as employed herein shall mean acts of God, governmental action, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lighting, earthquakes, fires, hurricanes, tornadoes, storms, storm warnings, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accidents to wells, platforms, machinery or lines of pipe, the necessity for making repairs to or alterations of wells, platforms, machinery or lines of pipe, freezing of lines of pipe, and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; provided that the unavailability of firm or interruptible transportation services (unless caused by an event of force majeure as set out herein) shall not be claimed by one of the parties hereto as an event of Force Majeure. It is further understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirements that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                                       11.
                                      TERM

        11.1 TERM. Subject to the provisions of Sections 7.1.3(c), 7.5 and 11.2 hereof, this Contract shall be effective as of December 1, 1994 and shall continue in force and effect until the later of (a) the termination of any Production Payment, (b) the termination of the Area of Interest Agreement or (c) June 30, 2000 (the original date of expiration of Buyer's transportation contract with Transco covering the Reserved Capacity); provided that upon any termination, howsoever occurring, this Contract shall continue from month to month thereafter until terminated by either party upon thirty (30) days prior written notice to the other party.

        11.2 ADJUSTMENTS UPON TERMINATION. Subject to the provisions of Section 8.3, upon the termination of this Contract any monies or penalties due and owing either Party shall be paid pursuant to the terms hereof, and any corrections or adjustments to payments previously made shall be determined and any refunds due either Party made at the earliest possible time, and, unless a dispute exists, in any event no later than two (2) years following such termination. This Contract shall remain in effect until the obligations under this Section have been fulfilled.

                                       12.
                                WARRANTY OF TITLE

        12.1 WARRANTY. Seller hereby warrants the title to all Gas comprising the Excess Gas Quantity delivered by Seller to Buyer hereunder, the right to sell the same and that it is free from all liens and adverse claims, and agrees, if notified thereof by Buyer, to indemnify Buyer against all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of any adverse legal claims of any and all persons to or against said Gas. Seller agrees to pay or cause to be paid all taxes and assessments levied on the Gas prior to its delivery to Buyer, and to pay or cause to be paid or delivered in kind to the Parties entitled thereto all royalties, overriding royalties or like charges against said Gas or the value thereof. In the event any adverse claim of any character whatsoever is asserted in respect to any of said Gas, Buyer may retain the purchase price thereof up to the amount of such claim without interest until such claim has been finally determined, as security for the performance of Seller's obligations with respect to such claim under this Article 12, or until Seller shall have furnished bond to Buyer, in an amount and with sureties satisfactory to Buyer, conditioned for the protection of Buyer with respect to such claim.

                                       13.
                                REGULATORY BODIES

        13.1 REGULATIONS. This Contract is subject to all present and future valid orders, rules, and regulations of any regulatory body having jurisdiction.

        13.2 REGULATORY FILINGS. The parties agrees to timely make all regulatory filings, if any, that may be needed to effectuate the contemplated purchase and sale of Gas hereunder.

                                       14.
                                    ADDRESSES

        14.1 SELLER'S ADDRESS. Unless Buyer is otherwise notified in writing by Seller, the address of Seller is and shall remain:

               OEDC Exploration and Production L.P. and
               South Dauphin Partners Ltd.
               c/o OEDC, Inc.
               1400 Woodloch Forest Dr., Suite 200
               The Woodlands, Texas  77380
               Attention:  R. Keith Anderson
               Telephone Number:  (713) 364-0033
               Telecopy Number:    (713) 364-1122

        14.2 BUYER'S ADDRESS. Unless Seller is otherwise notified in writing by Buyer, the address of Buyer is and shall remain:

               ENRON CAPITAL & TRADE RESOURCES CORP.
               P. O. Box 1188
               Houston, Texas  77251-1188
               Attention:  Contract Administration

               Telecopy Number:  (713)  646-8174

        14.3 NOTICES IN WRITING. All notices required to be given in writing hereunder shall be given to the respective parties at such address or such other addresses as the parties respectively shall designate from time-to-time by written notice. All notices shall be in writing and shall be delivered personally or mailed by certified mail, postage prepaid, return receipt requested or by telex or telecopier. All notices given by personal delivery or mail shall be effective on the date of actual receive at the appropriate address. Notice given by telex or telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

                                       15.
                                  MISCELLANEOUS

        15.1 COSTS OF LITIGATION. In the event of a breach of this Contract or if a dispute arising hereunder is not resolved, and one party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover it costs and reasonable attorney's fees in addition to any other remedy or recovery to which it may be entitled.

        15.2 CONFIDENTIALITY. Each party agrees that it shall not, and shall use reasonable diligence (in accordance with reasonable commercial practice and at least as stringent procedures as its uses to protect similar confidential information of its own) to cause its agents and representatives not to disclose to any other person any confidential information or data of any other party hereto which is obtained by such party or its agents or representatives. For purposes of this Section 15.2, "Confidential Information" shall include information regarding Price as set forth in Section 7.1, any data or information provided by Seller to Buyer pursuant to Section 2.3 as well as any other information designated by Seller in writing as "Confidential" provided that information shall not be deemed to be confidential if such information (i) is known to such party prior to disclosure by another party hereunder, (ii) is or becomes publicly available through no breach by such party of this Agreement,
(iii) is disclosed to such party by a third party whom such party reasonably believes to have the right to make such disclosure or (iv) may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or in order to comply with any applicable law, order, regulation or ruling. Seller shall have the right to make any such confidential information available to (i) bona fide prospective purchaser of Seller's interest hereunder,
(ii) bona fide prospective lenders to either party, and (iii) either party's consultants for evaluation purposes, provided that such third party has agreed in writing to be bound by the confidentiality provisions hereof.

        15.3 NO WAIVER. No waiver by either party of any one or more defaults by the other in the performance of any provisions of this Contract shall operate or be construed as a waive of any future default or defaults, whether of a like or of a different character.

        15.4 BINDING EFFECT. This Contract shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the respective parties hereto provided however, that Seller may not assign its interest under this Contract unless transferred along with the Exhibit "A" Leases, it being understood that this Contract is appurtenant to and creates a creates a covenant running with the Exhibit "A" Leases. Provided however, transfer of this Agreement by Seller shall be subject to the Buyer's consent, which shall be withheld only where Buyer determines, in its sole direction, that the proposed transferee does not have experience and net worth equivalent to that of Seller. Any assignment by Seller or Buyer of all or any portion of its interest hereunder shall be expressly subject to terms hereof, and the assigning party shall give the other party written notice of such assignment. Any assignee of all or any portion of Seller's or Buyer's interest under this Contract shall assume and agree to be bound by and perform all obligations arising after the effective date of assignment with respect to the assigned interest. Any transfer or conveyance by Seller to a third party of the Exhibit "A" Leases shall be conditioned upon the execution by such third party of an agreement in the form attached hereto as Exhibit "H."

        15.5 COUNTERPART EXECUTION. The Contract may be signed in counterparts, each of which shall constitute an original and together which shall constitute one and the same Contract.

        15.6 ENTIRE AGREEMENT. Effective as of the effective date first hereinabove written, this Contract supersedes in its entirety all prior agreements, written or oral, including that certain Excess Gas Purchase Contract between Buyer and Seller dated May 18, 1993, as amended, covering the Exhibit "A" Leases; and this Contract constitutes the entire agreement between the parties with respect to the subject matter hereof, and no waiver, representation or agreement, verbal or otherwise, shall affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by the authorized representatives of the parties.

        15.7 SEVERABILITY. Except as otherwise stated herein, any or Section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the parties or deemed unlawful because of statutory change will not otherwise affect the lawful obligations that arise under this contract.

        15.8 GOVERNING LAW. THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS,
EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER STATE ARE
MANDATED.

        15.9 RECORDATION OF AGREEMENT. Contemporaneously with the execution of this Agreement, Seller and Buyer have executed several originals of this Contract for filing in the appropriate County records which documents contain all the terms and provisions of this Agreement except Article 7 (Price). Originals of the full and complete Agreement are available in the offices of

Buyer and Seller for persons having bona fide inquiries, subject to the same confidentiality requirements applicable to the parties hereto under Section 15.2.

        15.10  CAPACITY UTILIZATION.

               (a) REQUIRED NOTICE. In the event production from the Exhibit "A" leases is expected to fall below the Reserved Capacity Seller shall notify Buyer thereof no later than 5:00 p.m. Central Time on the ninth (9th) Business Day prior to the month in which such shortage is expected to occur.

               (b) THROUGH FEBRUARY 28, 1995. Commencing with the effective date of this agreement and continuing until February 28, 1995, Buyer shall be solely responsible for utilization of the Reserved Capacity; provided however, if Buyer is not provided timely notice under Section 15.10(a) above, and Buyer is not able to release or fill any portion of the Reserved Capacity with third party gas, Seller shall reimburse to Buyer within ten (10) days after the date of Buyer's written invoice therefor, the amount of any transportation demand charges paid by Buyer to Transco and attributable to that portion of the Reserved Capacity which is not released by Buyer or filled by Buyer with third party gas ("Unused Demand Charges").

               (c) SUBSEQUENT TO MARCH 1, 1995. Commencing March 1, 1995 and thereafter, Seller shall reimburse Buyer for fifty percent (50%) of the Unused Demand Charges within ten (10) days after the date of Buyer's written invoice therefor. Additionally, Buyer shall pay to Seller, within ten (10) days after receipt of same, fifty percent (50%) of any profits generated by Buyer for released firm capacity. Seller may reduce the Reserved Capacity, effective 90 days after Buyer's receipt of Seller's written request to reduce the Reserved Capacity. Seller's right to request such reduction shall be exercisable only at such time that the Excess Gas Quantity is reasonably expected to fall below the previously effective Reserved Capacity due solely to the natural decline of reserves and deliverability. In the event of a reduction in Buyer's deliverability due to an event of Force Majeure, Buyer shall, if it is unable to immediately replace such gas with third-party supplies, post for capacity releases, at the next available posting period, the affected capacity. Notwithstanding the foregoing, Seller shall reimburse to Buyer, no later than ten
               (10) days after the date of Seller's invoice therefor, seventy-five percent (75%) any Unused Demand Charges. Any amounts owed to Buyer by Seller, as set forth above, shall be settled by an offsetting credit on Seller's monthly invoice to Buyer.

        15.11 LIMITATION OF REMEDIES, LIABILITY AND DAMAGES. The parties do hereby confirm that the express remedies and measures of damages provided in this agreement satisfy the essential purposes hereof. For breach of any provision for which an express remedy or measure of damages is herein provided, such express remedy or measure of damages shall be the sole and exclusive remedy hereunder, the obligor's liability shall be limited as set forth in such provision and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly herein provided, the obligator's liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy hereunder and all other remedies or damages at law or in equity are waived. Neither party shall be liable for consequential, incidental, punitive, exemplary or indirect damages, in tort, contract, under any indemnity provision or otherwise.

        15.12 SELLERS' REPRESENTATIVE AND AGENT. The Parties acknowledge that this Agreement has been jointly executed by OEDC Exploration and Production L.P. ("OEDC") and South Dauphin Partners, Ltd. ("SDP") solely for the purpose of committing all the Excess Gas Quantity to this Agreement. Any and all communication required to be made by Buyer to Seller hereunder shall be satisfied upon Buyer's communication with and through OEDC alone. OEDC and SDP hereby jointly and severally represent and warrant to Buyer that (i) OEDC has full power and authority to receive payment for and on behalf of SDP, (ii) OEDC has been appointed by SDP's agent for purposes of managing all aspects of the sale of SDP's Gas production that is the subject of this Agreement, including, without limitation, the allocation of all production purchased by Buyer hereunder between OEDC, SDP and other present and future owners of interests in such Gas production, if any, and (iii) OEDC has assumed and shall continue for the term of this Agreement to perform as SDP's agent for billing, collection, allocation and all other contract administration matters hereunder. Buyer shall be fully protected in relying upon the joint representations and warranties made in the following sentence.

        IN WITNESS WHEREOF, the Parties have executed this Contract in multiple originals as of the date first hereinabove set forth.

                                    SELLERS:

                                    OEDC EXPLORATION & PRODUCTION L.P., BY
                                    OEDC, INC. ITS GENERAL PARTNER

                                    By:  /s/ R. KEITH ANDERSON
                                    Title:   Vice President

                                    SOUTH DAUPHIN PARTNERS LTD.,

                                    BY OEDC EXPLORATION & PRODUCTION L.P.,
                                    ITS MANAGING GENERAL PARTNER,
                                    BY OEDC, INC. ITS GENERAL PARTNER

                                    By:  /s/ R. KEITH ANDERSON
                                    Title:   Vice President

                                    BUYER:

                                    ENRON CAPITAL & TRADE
                                    RESOURCES CORP.

                                    By: /s/ WYNNE SNOOTS, JR.
                                    Title:  Vice President

        Signature page to that certain Amended and Restated Excess Gas Purchase Contract dated June 7, 1995 between OEDC Exploration & Production L.P. South Dauphin Partners Ltd. and Enron Capital & Trade Resources Corp.

STATE OF TEXAS               }
                             }
COUNTY OF HARRIS             }


        I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that R. Keith Anderson, whose name as Vice President of OFFSHORE ENERGY DEVELOPMENT CORPORATION, Inc., a corporation, as general partner of OEDC Exploration & Production, L.P., a limited partnership, as general partner of South Dauphin Partners Ltd., a limited partnership, is signed to the foregoing Amended and Restated Excess Gas Purchase Contract ("Contract"), and who is known to me, acknowledged before me on this day that, being informed of the contents of the Contract, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation, acting in its capacity as general partner of OEDC Exploration & Production, L.P., which in turn in acting in its capacity as general partner of South Dauphin Partners Ltd.

        Given under my hand and official seal this 7th day of June, 1995.


                                     /s/ BILLY D. BILTON
                                     Notary Public in and for the State of TEXAS

                                     My Commission Expires: 2/22/98

STATE OF TEXAS               }
                             }
COUNTY OF HARRIS             }

        I, the undersigned authority, a Notary Public, in and for said county in said state, hereby certify that Wynne Snoots, Jr., whose name as Vice President of Enron Capital & Trade Resources Corp., a Delaware corporation, is signed to the foregoing Amended and Restated Excess Gas Purchase Contract ("Contract"), and who is known to me, acknowledged before me on this day that, being informed of the contents of the Contract, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

        Given under my hand and official seal this 20th day of July, 1995.

SEAL
                                     /s/ CYNTHIA L. ADAMS
                                     Notary Public in and for the State of TEXAS

                                     My Commission Expires: 5/17/98

                                   EXHIBIT "A"

              LEASES, LEASE ACREAGE, PROPERTY AND SUBJECT INTERESTS


        (1) Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Series Number OCS-G 13978, effective as of July 1, 1993, covering all of Block 35, Viosca Knoll, OCS Official Protraction Diagram, NH 16-7.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (2) Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G 13979, effective as of July 1, 1993, covering all of Block 38, Viosca Knoll, OCS Official Protraction Diagram, NH 1607.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (3) Oil and Gas Lease of Submerged Lands under the outer Continental Shelf Lands Act bearing Serial Number OCS-G-14592, effective as of July 1, 1994, covering all of Block 33, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (4) Oil and Gas Lease of Submerged Lands under the outer Continental Shelf Lands Act bearing serial Number OCS-G-14593, effective as of July 1, 1994 covering all of Block 77, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (5) Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G-14595, effective as of July 1, 1994, covering all of Block 80, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

                                     "A"-1-

        (6) Oil and Gas Lease of Submerged Lands under the outer Continental Shelf Lands Act bearing Serial Number OCS-G-14595, effective as of July 1, 1994, covering all of Block 121, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (7) Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G-14596, effective as of July 1, 1994, covering all of Block 122, Viosca Knoll, OCS Official Protection Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (8) Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G-14597, effective as of July 1, 1994, covering all of Block 123, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (9) Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G-145605, effective as of July 1, 1994, covering all of Block 298, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (10) Oil and gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G-14606, effective as of July 1, 1994, covering all of Block 300, Viosca Knoll, OCS Official Protraction Diagram, NH 16-07.

Leasehold Interest or Operating Rights 100%
Net Revenue Interest .823333

        (11) Oil and Gas Lease bearing Serial Number OCS-G-5759, executed by the United States of America as Lessor, in favor of Atlantic Richfield Company, et al as Lessees, dated July 1, 1983, covering all of Block 959, Mobile, OCS Official Protraction Diagram NH 16-4, Insofar as only Insofar from the surface to 100 feet below the base of the Miocene Formation as seen in the Unocal, Mobile Block 916 No. 2 Well at 3155 MD.

                                     "A"-2-

Leasehold Interest or Operating Rights 50%
Net Revenue Interest .823333

        (12) Oil and Gas Lease bearing Serial Number OCS-G-5760, executed by the United States of America as Lessor, in favor of Atlantic Richfield Company, et al as Lessees, dated July 1, 1983, covering all of Block 960, Mobile, OCS Official Protraction Diagram NH 16-4, Insofar as only Insofar from the surface to 100 feet below the base of the Miocene Formation as seen in the Unocal, Mobile Block 916 No. 2 Well at 3155 MD.

Leasehold Interest or Operating Rights 50%
Net Revenue Interest .4038542

                                     "A"-3-

                                   EXHIBIT "B"

                                 DELIVERY POINTS


1. The interconnect of the Dauphin Island Gathering System and Transcontinental Gas Pipe Line's Mobile Bay Pipeline Lateral facilities.

2. The interconnect of the Dauphin Island Gathering System and the transmission facilities of Mobile Bay Pipeline Company (for redelivery into Koch Gateway Pipeline Company.

3. The interconnect of the Dauphin Island Gathering System and Transco's Mobile Bay Pipeline Lateral at FGT POI #62137 to accommodate Buyer's Sales into Florida Gas Transmission Company.

                                     "B"-1-

                                   EXHIBIT "C"

                          _____________________, 199___

Enron Capital & Trade Resources Corp.
P.O. Box 1188
Houston, Texas 77251-1188

        Re: Amended and Restated Excess Gas Purchase Contract "Contract" dated _________________, between OEDC Exploration & Production L.P. and South Dauphin Partners, Ltd. as Seller, and Enron Capital & Trade Resources Corp. as Buyer

Gentlemen:

        In accordance with Section 5.3 of the above referenced Contract, the daily quantity which Seller estimates will be available for delivery hereunder, at each Delivery Point during the month of ______________, is a follows:

        DELIVERY POINT                      DAILY QUANTITY (MMBTU/D)1



OEDC EXPLORATION & PRODUCTION L.P.,


By:
Name:
Title:


- --------
        1 Under Section 5.3 of the Contract, the daily quantity shall not be less than the Base Quantity.

                                     "C"-1-

                                   EXHIBIT "D"

                            BUYER'S NOMINATION NOTICE

Date

Attention:

        Re: Contract No. _______________, Amended and Restated Excess Gas Purchase Contract ("Contract") dated ___________________, between OEDC Exploration & Production L.P. and South Dauphin Partners, Ltd., as Seller, and Enron Capital & Trade Resources Corp., as Buyer

Gentlemen:

        This Buyer's Nomination Notice is submitted pursuant to Section 5.3 of the referenced Contract.

Term of Delivery:                            through

Nominated Quantity:                  MMBtu per day.

Buyer's Onshore Price offer for the Optional Quantity:

                                           Sincerely,

                                           ENRON CAPITAL & TRADE RESOURCES CORP.
                                              Buyer

                                           By:
                                                   Vice President

                                     "D"-1-

                                   EXHIBIT "E"

                               CONFIRMATION NOTICE

                          ____________________, 199___

Enron Capital & Trade Resources Corp.
P.O. Box 1188
Houston, Texas 77251-1188

        Re: Amended and Restate Excess Gas Purchase Contract dated ___________, between OEDC Exploration & Production L.P. and South Dauphin Partners Ltd., as Seller, and Enron Capital & Trade Resources Corp., as Buyer.

Gentlemen:

        In accordance with Section 5.3 of the above referenced Contract, the Optional Quantity which Seller agrees to deliver hereunder, at each Delivery Point during the month of __________, is as follows:

        DELIVERY POINT                      OPTIONAL QUANTITY (MMBTU/D)


                                            OEDC EXPLORATION & PRODUCTION L.P.,

                                       By:
                                      Name:
                                     Title:

                                     "E"-1-

                                   EXHIBIT "F"

                               NEGOTIATED ONSHORE
                                 PRICE AGREEMENT


Attention:

        Re: Amended and Restated Excess Gas Purchase Contract dated _____________, between OEDC Exploration & Production L.P. and South Dauphin Partners Ltd., as Seller, and Enron Capital & Trade Resources Corp., as Buyer.

        Pursuant to Section 7.2(a) of the referenced contract, Buyer and Seller agree to a Negotiated Onshore Price of ______________ for the month of _______________, 19__.

                                           ENRON CAPITAL & TRADE RESOURCES CORP.

                                           By:
                                           Name:
                                           Title:


                                           OEDC EXPLORATION & PRODUCTION, L.P.

                                           By:
                                           Name:
                                           Title:

                                     "F"-1-

                                   EXHIBIT "G"

                                   SALES POINT
1. The inlet flange of the measuring facilities of Dauphin Island Gathering Partners at the platform owned by Seller in Mobile Bay, Block 959, Offshore Alabama.

                                     "G"-1-

                                   EXHIBIT "H"

                             GAS PURCHASE AGREEMENT

        This Gas Purchase Agreement (this "Agreement"), dated effective as of this 1st Day of April 1995 (the "EFFECTIVE DATE") for an initial term of six months (the "INITIAL TERM"), by and between Enron Capital & Trade Resources Corp., a Delaware corporation ("BUYER"), and ("SELLER"), each herein referred to from time to time as a "PARTY" or collectively as the "PARTIES."

                                   ARTICLE 1.
                                   DEFINITIONS

        1.1 DEFINITIONS. The following terms, as used in this Agreement, shall have the meaning set forth below:

               "BRITISH THERMAL UNIT" or "BTU" shall mean the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 59 degrees Fahrenheit to 60 degrees Fahrenheit.

               "BUSINESS DAY" shall mean any Day other than a Saturday, a Sunday, or a state or Federal bank holiday in Houston, Texas, and closing as of 5:00 p.m. Central Standard Time ("CST").

               "BUYER'S TRANSPORTER" shall mean Transcontinental Gas Pipeline Corporation ("Transco"), Florida Gas Transmission Company ("Florida") or Koch Gateway Pipeline Company ("Koch"), any successor or assign thereof, and "BUYER'S TRANSPORTATION CONTRACT" shall mean the applicable transportation agreement and tariff between Buyer and Buyer's Transporter in effect from time to time and the applicable tariff.

               "CLAIMS" shall mean any and all claims, suits, actions, debts, accounts, damages, costs, expenses (both operational and administrative), losses and liabilities, including injury to and death of persons, and including all costs and attorney's fees.

               "CONTRACT PRICE" - ARTICLE 4.

               "DAY" shall mean a period of 24 consecutive hours, beginning at 7:00 a.m. CST on any calendar Day and ending at 7:00 a.m. on the following calendar Day, CST.

               "DEDICATED RESERVES" shall mean Seller's Interest in all recoverable Gas reserves in, under, attributable to or produced from the area shown outlined on EXHIBIT "A," together with a description of the various property interests, including, without limitation, leaseholds, royalties,

                                     "H"-1-

overriding royalties, other non-expense bearing accounts, carried interests or fee interests (collectively, the "SUBJECT LEASES") within such area in which Seller owns or controls an interest listed on EXHIBIT "B".

               "FORCE MAJEURE" - SECTION 11.2.

               "GAS" shall mean natural gas, including gas-well gas, casinghead gas, or residue gas resulting from processing both casinghead gas and gas-well gas, and shall include liquefied natural gas and synthetic gas in a vaporized state.

               "INSIDE F.E.R.C." shall mean INSIDE F.E.R.C.'S GAS MARKET REPORT published biMonthly by McGraw-Hill, Inc.

               "INTEREST RATE" shall mean two percent over the Prime Rate, as herein defined; provided, the Interest Rate shall never exceed the maximum lawful rate permitted by applicable law.

               "MMBTU" shall mean one million British Thermal Units.

               "MONTH" shall mean a period beginning at 7:00 a.m. CST on the first Day of any calendar Month and ending at 7:00 a.m. CST on the first Day of the next succeeding calendar Month.

               "PRIME RATE" shall mean, for any date, the per annum rate of interest announced from time-to-time by Citibank, N.A., as its "prime" rate for commercial loans, effective as of such date as established from time-to-time by the administrative body of such bank charged with the responsibility of establishing such rate.

               "RELEASED GAS" - SECTION 2.3.

               "SELLER'S DAILY DELIVERABILITY OF GAS" shall mean the Gas which is physically capable of being produced by Seller and delivered to Buyer in accordance with applicable law, rule or order from wells located on or completed within the Dedicated Reserves, subject only to Seller's Reservations.

               "SELLER'S INTEREST" shall mean the undivided interests owned or controlled by Seller set forth in EXHIBIT "B" in and to the Subject Leases, and any and all additional right, title, interest or claim of every kind and character of Seller in the Subject Leases, the area shown on EXHIBIT "A", and the production therefrom, together with any pool, communitized area or unit and all interests in any wells, whether now existing or drilled hereafter, on or completed within any such Subject Lease, or within any such pool, communitized area or unit, including, without limitation, those described in EXHIBIT "B", even though Seller's Interest may be incorrectly or incompletely stated or described in EXHIBIT "B", all as the same shall be enlarged by the discharge of any burdens or by the removal of

                                     "H"-2-

any charges or encumbrances to which any of the same may be subject as of the Effective Date, and any and all renewals and extensions or amendments of any of the same.

               "SELLER'S RESERVATIONS" - Section 2.4.

               "TAXES" shall mean all ad valorem, property, occupation, severance, production, gathering, pipeline, gross production, gross receipts, sales, use, excise and other taxes, governmental charges and assessments, other than income taxes.

        1.2 ACCOUNTING DEFINITIONS. All accounting definitions not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time.

        1.3 OTHER DEFINITIONS: USE OF DEFINED EXPRESSIONS. Article, Section, Exhibit and like references refer to such portions of this Agreement unless otherwise specified. Each Exhibit attached hereto is made a part hereof for all purposes. Unless otherwise defined or the context otherwise requires, expressions for which meanings are provided in this Agreement shall have such meanings when used in each notice or other communication delivered or given from time to time under or in connection with this Agreement. The titles of the Articles and Sections hereof are intended for descriptive purposes only, and are not intended to be utilized in the construction of the provisions hereof.

                                   ARTICLE 2.
                        QUANTITY AND EXCLUSIVE COMMITMENT

        2.1 QUANTITY. During the term of this Agreement, Buyer shall have the right, but not the obligation (other than as may be required by applicable law, rule or order), to take and purchase 100 percent of Seller's Daily Deliverability of Gas. During the term of this Agreement, Seller shall make available to Buyer 100 percent of Seller's Daily Deliverability of Gas.

        2.2 EXCLUSIVE COMMITMENT. Subject to Seller's Reservations, Seller exclusively commits to the performance of this Agreement the Dedicated Reserves, warrants that the Dedicated Reserves are not otherwise subject to any purchase and sale agreement, and agrees not to sell, transfer or deliver to any third party or parties any Gas, other than Released Gas, produced from the Dedicated Reserves during the term hereof without the prior written consent of Buyer.

        2.3 RELEASED GAS. In the event that Seller has available for sale, transfer or delivery during any Month, from the Dedicated Reserves, quantities of Gas in excess of the Gas nominated by Buyer for such Month, Seller shall have the right during such Month, upon written notice to Buyer (the "NOTICE PERIOD") to temporarily release such Gas from the terms of this Agreement in order to sell

                                     "H"-3-

or otherwise dispose of such excess quantity of Gas; provided, (i) Seller is not in default in the performance of any of its obligations under this Agreement,
(ii) Buyer has not increased its nomination of Gas to an amount equal to Seller's Daily Deliverability of Gas as of 24 hours prior to the expiration of the Notice Period, and (iii) such release of excess Gas shall be limited to the remaining Days of such Month. Any Gas so released shall be herein called "RELEASED GAS".

        2.4 SELLER'S RESERVATIONS. Seller reserves the following rights, together with, as applicable, commercially reasonable quantities of Gas to satisfy such rights: (i) to operate its property as a reasonably prudent operator free from any control by Buyer in respect of the right to drill new wells, the right to repair and rework wells, and the right to plug and abandon any well or surrender any Subject Lease or portion thereof when no longer deemed by Seller to be capable of producing Gas in paying quantities under reasonably prudent methods of operation; provided, in the event Seller should plug and abandon any well or surrender any Subject Lease or portion thereof, written notice of same shall be given to Buyer within 30 Days of such event, (ii) to separate the Gas using mechanical, low temperature or other separation equipment selected by Seller, (iii) to process the Gas, or have the same processed before delivery to Buyer, for the extraction of liquefiable hydrocarbons, helium and any other constituents of the raw Gas streams; provided, such processing will not (including amounts lost due to shrinkage and fuel requirements) remove more than 10 percent of the volume of Gas produced from the Dedicated Reserves, (iv) to use Gas produced from the Subject Leases for developing and operating the Subject Leases and to fulfill Subject Lease obligations to any lessors of the Subject Leases, and (v) to pool, communitize or unitize the Subject Leases with other properties or interests of Seller and others. In which even this Agreement shall cover Seller's interest in the pool, communitized area or unit attributable to the Dedicated Reserves.

                                   ARTICLE 3.
                        DELIVERY POINT AND TRANSPORTATION

        3.1 DESIGNATION AND UTILIZATION. The "DELIVERY POINT(S)" are set forth in EXHIBIT "C." The Delivery Points to be utilized from time to time shall be determined by Buyer in its sole discretion. Either Party may request to establish a point as a new Delivery Point hereunder. If Seller and Buyer mutually agree to the addition of such new Delivery Point, such point shall become a Delivery Point hereunder and shall be added by ratification by the Parties of an amended EXHIBIT "C" which shall be effective as of the date of first utilization of such additional Delivery Point.

        3.2 RESPONSIBILITY FOR TRANSPORTATION. Seller shall be responsible for transportation of the Gas purchased and sold hereunder to the Delivery Point(s). Buyer shall be responsible for transportation of the Gas purchased and sold hereunder from the Delivery Point(s).

                                     "H"-4-

                                   ARTICLE 4.
                                      PRICE

        Seller and Buyer agree that Buyer shall pay a price per MMBtu, determined on a dry basis per MMBtu in accordance with the Buyer's Transportation Contract(s), for Gas delivered hereunder each Month, equal to the arithmetic average of the Index prices posted for deliveries into Transco, Zone 4; Florida, Zone 3; and Koch, Louisiana, as reported in the first issue for such Month of INSIDE FERC GAS MARKET REPORT; provided, however, such average price shall be reduced, as appropriate, for any gathering or transportation fees incurred by Buyer to move the Gas from the Delivery Point(s) to the respective mainline points representing the above Index price posting points. The price thereby obtained shall herein be called the "Contract Price". If the index used to determine the Contract Price is not available in the future, the Parties agree to promptly negotiate a mutually satisfactory alternate index for the Contract Price (an "ALTERNATE PRICE"). If the Parties cannot agree by the end of the first Month for which the Contract Price could not be determined, then Seller and Buyer shall each prepare a prioritized list of up to three alternative published reference postings or prices representative of spot prices for Gas delivered in the same geographic area. Each Party shall submit its list to the other within 10 Days after the end of the first Month for which the price could not be determined. The first listed index appearing in Buyer's list that also appears in Seller's list shall constitute the replacement index. If no common indices appear on the lists, each Party shall submit a new list adding two indices within 10 Days. If either Party fails to provide timely a list, such Party's list shall not be considered. From and after the "RENEGOTIATION DATE", which shall be the date the Contract Price is no longer available, until the Alternate Price is determined, the Alternate Price shall be the average of the Contract Price(s) in effect during the 12 Months preceding the Month in which the Renegotiation Date occurred, which price shall be effective until the Alternate Price is determined. Upon determination of a new Alternate Price, the Contract Price, as applicable, will be adjusted retroactively to the Renegotiation Date.

                                          ARTICLE 5.
                                             TERM

        This Agreement shall become effective as of the Effective Date and shall continue in effect until the last expiration date of the Exhibit "B" leases; provided that from and after such termination this Agreement will continue from Month-to-Month thereafter until canceled by written notice given by either Party to the other not less than 30 Days prior to such termination date or each Month thereafter. Upon the expiration of the Parties' sale and purchase obligations under this Agreement, any monies, penalties or other charges due and owing Seller shall be paid, any corrections or adjustments to payments previously made shall be determined, and any refunds due Buyer made, within 60 Days. All indemnity and confidentiality obligations and audit rights shall survive the termination of this Agreement. The Parties' obligations provided in this Agreement shall remain in effect for the purpose of complying with this Article 5.

                                     "H"-5-

                                   ARTICLE 6.
                               BILLING AND PAYMENT

        6.1 BUYER'S PAYMENT. Payment by Buyer to Seller for all Gas received by Buyer during the preceding calendar Month as measured at the Delivery Point(s) shall be due on or before the last Day of such following Month. Payment of all funds shall be made as indicated in EXHIBIT "D". If Buyer should fail to remit any amounts in full when due as required hereunder, or if any adjustments are made under this Agreement, including, without limitation, adjustments as a result of the conclusion of any audits or as a result of the resolution of a billing dispute, interest on the unpaid portion shall accrue at a rate equal to the Interest Rate.

        6.2 SELLER'S SUSPENSION OF PERFORMANCE. If Buyer fails to make timely payment hereof and such failure is not remedied within 10 Business Days after Seller gives Buyer written notice of such failure, Seller, in addition to any other remedy it may have, may suspend further sale and delivery of Gas until such amount, including interest at the Interest Rate, is paid; provided, if Buyer, in good faith, shall dispute the amount of any such billing or part thereof and shall pay to Seller such amounts as its concedes to be correct, no suspension shall be permitted.

        6.3 AUDIT. For a period of two years from the termination or expiration of this Agreement, Seller, Buyer or a third Party representative of Seller or Buyer, shall have the right, at any and all reasonable times and upon reasonable notice, to examine the books and records of the other, to the extent reasonably necessary to verify the accuracy of any billing statement, payment demand, charge, payment or computation made under this Agreement.

                                   ARTICLE 7.
                QUALITY, MEASUREMENT, DELIVERABILITY AND PRESSURE

        7.1 QUALITY SPECIFICATIONS, MEASUREMENT AND DELIVERABILITY. Gas delivered to Buyer hereunder at the Delivery Points shall meet or exceed the specifications of Buyer's Transporter. In the event Gas tendered by Seller to Buyer does not meet or exceed the specifications herein required, in addition to any other remedy Buyer may have under this Agreement, at law, or in equity, Buyer shall have the right to refuse to accept Gas until such time as Seller is again able to tender Gas complying with the specifications. At appropriate intervals Gas volumes shall be measured, meters and instruments calibrated, corrections undertaken, and measurement settlement adjustments made by Buyer or Buyer's Transporter. If Buyer or Buyer's Transporter determines that measurement error results from pulsation, the Party or its designee owning the facilities causing the pulsation shall, at its expense, within 60 Days of its receipt of notification of same reduce the pulsation to a level such that the square root error in respect of pulsation is not greater than one percent; provided, the pulsation testing device and testing procedures shall be mutually agreed by the Parties and the Parties

                                     "H"-6-

shall have the right to witness all pulsation testing. The costs of all measuring, calibration and pulsation testing shall be shared equally by the Parties; provided, in the event Gas delivered by Seller under this Agreement for any Month at any particular Delivery Point is less than 300 MMBtu per Day times the number of Days in the Month, then Buyer may, at its election either (i) upon 30 Days prior written notice to Seller, permanently release Seller's Gas at such Delivery Point from this Agreement, or (ii) charge Seller an additional metering fee of $350 for such Month with respect to each such particular Delivery Point. Buyer may deduct all such fees from the proceeds due Seller hereunder. Seller shall deliver Gas, or cause Gas to be delivered, hereunder at pressures sufficient to cause such Gas to enter the facilities of Buyer's Transporter at the Delivery Point(s), but such pressure shall in no event exceed the applicable maximum allowable operating pressure specified in the Buyer's Transportation Contract or applicable tariff. Buyer shall have the right, to be exercised not more frequently than once each six Months, to request that Seller perform or have performed at Buyer's expense a deliverability test to evaluate the reserves and the deliverability of wells located or completed within the Dedicated Reserves. All such deliverability tests will be conducted by Seller in accordance with the rules and regulations of the Railroad Commission of Texas and good engineering practices and may be witnessed by representatives of Buyer, and Buyer shall be provided copies of all test reports and results.

                                   ARTICLE 8.
                              POSSESSION AND TITLE

        8.1 WARRANTY OF TITLE. Seller hereby warrants to title to the Dedicated Reserves and Gas delivered by Seller to Buyer hereunder, the right to sell the same, that no Party other than Buyer has any first right or preferential purchase right pertaining to the Dedicated Reserves or such Gas, and that it is free from all production burdens, liens and adverse claims. Seller agrees to indemnify, defend and hold harmless Buyer against all Claims arising from or out of any adverse legal claims of any and all persons to or against said Gas or the proceeds from the sale thereof. In the event any Claim is asserted to any of said Gas or the proceeds from the sale thereof, or any collateral Buyer may have obtained from Seller to secure obligations owing Buyer hereunder, Buyer may withhold payments due hereunder up to the amount of such Claim without interest. Such withholding of payments as security for the performance of Seller's obligations with respect to such Claim may continue until the Claim has been finally determined or Seller shall have furnished a bond to Buyer in an amount and with sureties satisfactory to Buyer, conditioned for the protection of Buyer with respect to such Claim.

        8.2 TRANSFER OF TITLE TO GAS. Title to all Gas delivered hereunder shall pass to Buyer at the Delivery Points. As between the Parties hereto, Seller shall be deemed to be in exclusive control and possession of the Gas deliverable hereunder until the same shall have been delivered to Buyer at the Delivery Points, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof. Seller and buyer each assumes all liability for and shall indemnify, defend and

                                     "H"-7-

hold harmless the other Party from any Claims arising from any act or incident occurring when title to the Gas is vested in the indemnifying Party; provided, notwithstanding the foregoing, Seller shall indemnify, defend and hold harmless Buyer from any Claims arising from any act or incident attributable to the delivery by Seller to Buyer of Gas which does not meet the specifications set forth in ARTICLE 7.1 regardless of the point at which title passes from Seller to Buyer.

                                   ARTICLE 9.
                            SUCCESSION AND ASSIGNMENT

        9.1 TRANSFER OF THIS AGREEMENT. This Agreement shall inure to and be binding upon the permitted successors and assigns of the Parties. Neither Party shall assign or otherwise transfer this Agreement without the prior written approval of the other Party which may not be unreasonably withheld; provided, either Party may, without the approval of the other Party, pledge or assign its interest, by merger or otherwise, in this Agreement (i) to any affiliate or (ii) as security for its indebtedness, but no such transfer of this Agreement shall operate to relieve such Party of its obligations hereunder.

        9.2 TRANSFER OF DEDICATED RESERVES. Seller shall not sell, assign, sublease, mortgage or otherwise transfer its interest in the Subject Leases or Dedicated Reserves without the prior written approval of Buyer which may not be unreasonably withheld; provided, if any such transfer shall occur (i) such transfer shall provide that it is made expressly subject to this Agreement and such transferee assumes the obligations of Seller hereunder and (ii) Seller shall furnish Buyer with recorded instruments effecting same within 30 Days thereof.

        9.3 PROHIBITED TRANSFERS. Any Party's transfer in violation of this
ARTICLE 9 shall be void, AB INITIO.

                                   ARTICLE 10.
                                   OPERATIONS

        Four (4) Business Days prior to the first occurring nomination deadline of Buyer's Transporters for the first Day of each delivery Month, Seller shall provide to Buyer notice of the quantities available for delivery for each Month. Within two (2) Business Days following Buyer's receipt of such notice, Buyer shall provide to Seller notice of the quantities Buyer requests Seller to make available for delivery during such Month. Should Buyer desire to change the requested quantities during the Month, Buyer shall provide to Seller notice thereof not later than two hours prior to Buyer's Transporter's nomination deadline for the applicable Day. Seller, subject to the terms of this Agreement, shall notify Buyer of any change in Seller's Daily Deliverability of Gas not later than two hours prior to Buyer's Transporter's nomination deadline for the applicable Day. Scheduling requests will be accepted at the numbers provided by each Party to the other Party.

                                     "H"-8-

                                   ARTICLE 11.
                                  FORCE MAJEURE

        11.1 SUSPENSION FOR FORCE MAJEURE. Except with regard to Buyer's obligations to make payments due under this Agreement, in the event either Party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that upon such Party's giving notice and full particulars of such Force Majeure to the other Party as soon as reasonably possible, such notice to be confirmed in writing, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, from its inception, shall be suspended during the continuance of any inability so caused but for no longer period. Such cause shall as far as possible be remedied with all reasonable dispatch.

        11.2 DEFINITION OF FORCE MAJEURE. The term "FORCE MAJEURE" as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rules and people, arrests and restraints of Government, either Federal or State, inability of any Party hereto to obtain necessary materials, supplies (other than Gas), or permits due to existing or future rules, orders, laws of governmental authorities (both Federal and State), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, and any other causes whether of the kind herein enumerated or otherwise, which were not anticipated at the execution of this Agreement, which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party could not have prevented or is unable to overcome.

        11.3 THIRD PARTY FORCE MAJEURE. The term "Force Majeure" shall also include any event of Force Majeure, as defined in SECTION 11.2 above, occurring with respect to the facilities or service of Buyer's or Seller's third-party transporters delivering and receiving gas at the Delivery Point(s), but shall not include curtailment or interruption of service by such third-party transporter, either pursuant to or in violation of the applicable transportation agreements, which curtailment or interruption shall not have resulted from an event described in SECTION 11.2 hereof.

                                   ARTICLE 12.
                                      TAXES

        The Contract Price includes full reimbursement for, and Seller is liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all Taxes applicable to the Gas sold upstream of and at the Delivery Point(s). In the event Buyer is required to remit such Tax, the amount thereof shall be deducted from any sums becoming due to Seller hereunder. Seller shall indemnify, defend and hold harmless Buyer from any Claims for such Taxes. The Contract Price does not include reimbursement for, and Buyer is liable for and shall pay, cause to be paid, or reimburse Seller if Seller

                                     "H"-9-

has paid, all Taxes applicable to the Gas sold downstream of the Delivery Point(s), including any Taxes imposed or collected by a taxing authority with jurisdiction over Buyer. Buyer shall indemnify, defend and hold harmless Seller from any Claims for such Taxes. Notwithstanding anything to the contrary herein, Seller shall pay or cause to be paid, or reimburse Buyer if Buyer has paid, any new Taxes imposed or levied upon the Gas purchased and sold hereunder, its heating value or content effective after the Effective Date.

                                   ARTICLE 13.
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        13.1 SELLER'S REPRESENTATIONS AND WARRANTIES. As a principal cause and material inducement to Buyer entering into this Agreement Seller hereby represents and warrants to Buyer throughout the term of this Agreement the following.

               (i) This Agreement and any other documents and instruments to be delivered by Seller pursuant hereto, and the transactions contemplated hereby and thereby, have been duly authorized by Seller, and this Agreement has been, and each such other document or instrument will be, duly executed and delivered by Seller and constitutes, or upon such execution and delivery will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

               (ii) All consents, licenses, permits, approvals and authorizations of and registrations or declarations with any governmental or regulatory authority or with any third Party which are required in connection with its execution and delivery of this Agreement or performance of its obligations hereunder have been obtained or effected, and are in full force and effect.

               (iii) The execution, delivery, and performance by Seller of this Agreement and the other documents and instruments to be delivered by Seller pursuant hereto, and the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of Seller's certificate of incorporation or bylaws; (b) violate or constitute a default under any agreement or instrument to which Seller is a Party or by which Seller is bound, which violation will have a material and adverse effect on Seller's ability to perform its obligations hereunder, or (c) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller, which violation will have a material and adverse effect on Seller's ability to perform its obligations hereunder.

                                     "H"-10-

               (iv) There are no judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending or, to Seller's knowledge, threatened that (a) challenge the validity of this Agreement or the transactions contemplated hereby; (b) seek to restrain or prevent any action taken or to be taken by Seller in connection with this Agreement, or (c) if adversely determined, would have a material and adverse effect upon Seller's ability to perform its obligations hereunder.

               (v) Seller is not in, and has not received notice of the existence of, any default under any transportation purchase or other agreement material to Seller's performance under this Agreement, nor is there existing any event or circumstance that with notice or lapse of time or both would give rise to a default on the part of Seller thereunder.

               (vi) There are no suits or proceedings pending, or to the knowledge of Seller, threatened, against Seller or the Dedicated Reserves before any court or by or before any governmental commission, bureau or regulatory authority that if decided adversely to the interest of Seller could materially adversely affect Seller or the rights of Buyer under this Agreement.

               (vii) Seller is not a Party to or bound by, and the Dedicated Reserves and the Gas produced from or attributed to the Subject Leases are not encumbered or affected by, any Gas balancing, deferred production, Gas banking, mortgage or similar contract or agreement relating to the Dedicated Reserves or the Gas produced therefrom.

               (viii) Seller is not a Party to, and the Dedicated Reserves and the Gas produced therefrom or attributable thereto are not subject to, any contract or agreement (including, without limitation, advanced purchase agreements, prepayments, take-or-pay make-up obligations or otherwise) whereby the owner of the Gas or any part thereof is not entitled to convey or market such Gas.

               (ix) The Subject Leases are in full force and effect, and to the best of Seller's knowledge all rentals and royalties due thereunder have been timely and properly paid and the wells and equipment located on the Subject Leases are in good operating condition and comply with all requirements under federal, state and local laws.

        13.2 BUYER'S REPRESENTATIONS AND WARRANTIES. As a principal cause and material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller throughout the term of this Agreement the following.

               (i) It is a corporation duly organized, validly existing, and in good standing under the law of the State set forth in the salutation hereof and, if incorporated in a state other than Texas, is duly qualified and in good standing as a foreign corporation in the State of Texas.

                                     "H"-11-

               (ii) This Agreement and any other documents and instruments to be delivered by Buyer pursuant hereto, and the transactions contemplated hereby and thereby, have been duly authorized by Buyer; and this Agreement has been, and each such other document or instrument will be, duly executed and delivered by Buyer and constitutes, or upon such execution and delivery will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

               (iii) All consents, licenses, permits, approvals and authorizations of and registrations or declarations with any governmental or regulatory authority or with any third Party which are required in connection with its execution and delivery of this Agreement or performance of its obligations hereunder have been obtained or effected, and are in full force and effect.

               (iv) The execution, delivery, and performance by Buyer of this Agreement and the other documents and instruments to be delivered by Buyer pursuant hereto, and the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of Buyer's certificate of incorporation or bylaws, (b) violate or constitute a default under any agreement or instrument to which Buyer is a Party or by which Buyer is bound, which violation will have a material and adverse effect on Buyer's ability to perform its obligations hereunder, or (c) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer, which violation will have a material and adverse effect on Buyer's ability to perform its obligations hereunder.

               (v) There are no judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending or, to Buyer's knowledge, threatened that (a) challenge the validity of this Agreement or the transactions contemplated hereby; (b) seek to restrain or prevent any action taken or to be taken by Buyer in connection with this Agreement, or (c) if adversely determined, would have a material and adverse effect upon Buyer's ability to perform its obligations.

                                   ARTICLE 14.
                                     NOTICES

        All notices, including, without limitation, consents, and communications made pursuant to this Agreement shall be made as specified in EXHIBIT "D". Notices required to be in writing shall be delivered in written form by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was

                                     "H"-12-

transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business Day) or such earlier time confirmed by the receiving Party. Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent or such earlier time confirmed by the receiving Party. Any Party may change its addresses by providing notice of same in accordance herewith.

                                   ARTICLE 15.
                                  MISCELLANEOUS

        15.1 AGREEMENT. This Agreement sets forth all understandings between the Parties respecting the terms and conditions of this transaction. All prior agreements, understandings and representations, whether consistent or inconsistent, oral or written, concerning this transaction are merged into and superseded by this written Agreement. No modification or amendment of this Agreement shall be binding on either Party unless in writing and signed by the Parties. This Agreement may be executed in any number of counterparts which shall be an original, but all of which shall constitute one and the same agreement. Should Seller utilize the services of a third party representative under this Agreement (the "SELLER'S REPRESENTATIVE"), Seller shall notify Buyer of same in writing authorizing Buyer to conduct operations under this Agreement with the Seller's Representative. No appointment of a Seller's Representative will discharge Seller of its obligations hereunder and Seller shall indemnify, defend and hold harmless Buyer from any Claims made as a result of any act or omission to act of a Seller's Representative WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION THE NEGLIGENCE OF ANY PARTY,. WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

        15.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY PRINCIPLE OF CONFLICT OF LAWS WHICH MAY REQUIRE THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

        15.3 CONFIDENTIALITY. Each Party agrees that it will maintain this Agreement, and all parts and contents thereof, in strict confidence, and that it will not cause or permit disclosure of same to any third Party without the express written consent of the other Party, provided, that such information shall not be deemed to be confidential if (i) such Party is required by a court or agency exercising jurisdiction over the subject matter hereof, by order or by regulation or law, to disclose; provided, in the event either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it shall so notify the other Party immediately, utilize all reasonably available means to limit the scope of the order or regulation requiring disclosure, and take all actions reasonably necessary to prevent disclosure to the public as a result of disclosure to the court or administrative body, or (ii) the information becomes publicly available through no

                                     "H"-13-

breach of this Agreement. The Parties do hereby agree that disclosure by a Party of confidential information hereunder is permitted in the event and to the extent (i) reasonably necessary to bona fide prospective purchasers of a Party's interest hereunder, (ii) reasonably necessary to bona fide prospective lenders to a Party, and (iii) reasonably necessary to a Party's consultants for evaluation purposes, (iv) reasonably necessary to obtain transportation of the Gas covered by this Agreement, or (v) reasonably necessary in the course of routine audit procedures; in each case provided that any such third Party has agreed in writing to be bound by the confidentiality provisions hereof.

        15.4 EXCLUSION OF THIRD PARTY RIGHTS. The provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a Party or not bound as a Party, or not a permitted successor or assignee of a Party bound to this Agreement.

        15.5 LIABILITY. Each Party reserves to itself all rights, set-offs, counterclaims and other remedies and defenses which it is or may be entitled to arising from or out of this Agreement; PROVIDED, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, EXCEPT AS PROVIDED IN SECTION 8.2 AND ALL SUCH DAMAGES ARE HEREBY EXCLUDED FROM THIS AGREEMENT AND WAIVED BY THE PARTIES.

        15.6 WAIVER. A waiver by either Party of any provision hereof shall not be construed to constitute a continuing waiver hereunder by such Party, and furthermore, a waiver by either Party of any one or more defaults by the other Party in performance of any provisions of this Agreement shall not operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective on the Day and year first written above.

               SELLER                                            BUYER
                                           ENRON CAPITAL & TRADE RESOURCES CORP.

By:                                         By:
Title:                                             Vice President

                                     "H"-14-

                                   EXHIBIT "A"
                                 PLAT OR SURVEY

                                     "H"-15-

                                   EXHIBIT "B"
                                 SUBJECT LEASES

                                     "H"-16-

                                   EXHIBIT "C"
                                 DELIVERY POINTS

1. The interconnect of the Dauphin Island Gathering System and Transcontinental Gas Pipe Line's Mobile Bay Pipeline Lateral facilities.

2. The interconnect of the Dauphin Island Gathering System and the transmission facilities of Mobile Bay Pipeline Company (for redelivery into Koch Gateway Pipeline Company).

3. The interconnect of the Dauphin Island Gathering System and Transco's Mobile Bay Pipeline Lateral at FGT POI #62137 to accommodate Buyer's Sales into Florida Gas Transmission Company.

                                     "H"-17-

                                   EXHIBIT "D"
                                     NOTICES


        NOTICES TO SELLER:

        COPY TO:

        PAYMENTS TO SELLER BY WIRE:

        NOTICES TO BUYER:
        Enron Capital & Trade Resources Corp.
        P.O. Box 4428
        Houston, Texas 77210-4428
        Attn:  Documentation
        Facsimile Number:  (713) 646-4816

        OPERATIONAL MATTERS TO BUYER:
        Enron Capital & Trade Resources Corp.
        P.O. Box 4428
        Houston, Texas 77210-4428
        Attn:  Gas Supply Department
        Facsimile Number:  (713) 750-7088

        ACCOUNTING MATTERS TO BUYER:
        Enron Capital & Trade Resources Corp.
        P.O. Box 4428
        Houston, Texas 77210-4428
        Attn:  Gas Purchase Accounting
        Facsimile Number:  (713) 646-8420


                                     "H"-18-